EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-3 of our report dated February 20, 2007 (July 20, 2007 as to Notes 1, 4, 9, and 17), relating to the consolidated financial statements and financial statement schedule of Kimberly-Clark Corporation and subsidiaries (which report expresses an unqualified opinion on those financial statements and financial statement schedule and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, on January 1, 2006, the adoption of Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006, and the adoption of Financial Accounting Standards Board Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, on December 31, 2005), appearing in Exhibit 99.1 of this Registration Statement, and to the incorporation by reference in this Registration Statement of our report dated February 20, 2007 relating to management’s report on the effectiveness of internal control over financial reporting appearing in the Current Report on Form 8-K of Kimberly-Clark Corporation dated June 14, 2007.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Dallas, Texas July 24, 2007